Exhibit 10.3

Stock Purchase Agreement

by and among

Heartcore Enterprises, Inc.

And

Dentsu Digital Investment Limited Partnership

i

Article IX. Survival and Indemnification		9

Section 9.01	Survival.	8
Section 9.02	Indemnification by Seller.	9
Section 9.03	Indemnification by Buyer.	9
Section 9.04	Indemnification Procedures.	10
Section 9.05	Payments.	11
Section 9.06	Exclusive Remedy.	11
Section 9.07	Limitation on Damages.	12

Article X. Miscellaneous		12

Section 10.01	Notices.	12
Section 10.02	Governing Law; Arbitration.	13
Section 10.03	Waiver of Jury Trial.	13
Section 10.04	Specific Performance.	13
Section 10.05	Attorneys’ Fees.	13
Section 10.06	Public Announcements and Filings.	13
Section 10.07	Third-Party Beneficiaries.	13
Section 10.08	Expenses.	13
Section 10.09	Entire Agreement.	14
Section 10.10	Amendment or Waiver.	14
Section 10.11	Commercially Reasonable Efforts.	14
Section 10.12	Successors and Assigns.	14
Section 10.13	Counterparts.	14

ii

STOCK PURCHASE AGREEMENT

Dated as of August 10, 2021

This Stock Purchase Agreement (the “Agreement”) is entered into as of the date first set forth above (the “Effective Date”), by and between (i) Heartcore Enterprises, Inc., a Delaware corporation (“Buyer”); and (ii) Dentsu Digital Investment Limited Partnership (“Seller”). Each of Buyer and Seller may be referred to herein collectively as the “Parties” and separately as a “Party.”

WHEREAS, the Seller owns shares of stock of HeartCore Inc., a Japanese corporation (“HeartCore”);

WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell and transfer to Buyer, all of the shares of stock of HeartCore held by Seller, in exchange for the payment of certain cash consideration on the terms and subject to the conditions set forth herein (together with the other transactions contemplated herein, the “Transactions”);

NOW THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I. Definitions and Interpretation

Section 1.01 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

(a)	“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

(b)	“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(c)	“Agreement” has the meaning set forth in the introductory paragraph hereof.

(d)	“Business Day” shall mean any day on which commercial banks are generally open for business in Delaware and Japan.

(e)	“Buyer Default” has the meaning set forth in Section 8.01(d).

(f)	“Buyer” has the meaning set forth in the introductory paragraph hereof.

1

(g)	“Closing Date” has the meaning set forth in Section 2.02.

(h)	“Closing” has the meaning set forth in Section 2.02.

(i)	“Common Stock” means the common stock, par value $0.0001 per share, of the Buyer.

(j)	“Companies Act” means the Japanese Companies Act.

(k)	“Direct Claim” has the meaning set forth in Section 9.04(c).

(l)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

(m)	“HeartCore” has the meaning set forth in the introductory paragraph hereof.

(n)	“Indemnified Party” has the meaning set forth in Section 9.04.

(o)	“Indemnifying Party” has the meaning set forth in Section 9.04.

(p)	“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(q)	“Liens” means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, and any conditional sale or voting agreement or proxy, including any agreement to give any of the foregoing.

(r)	“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include (i) punitive damages, except in the case of fraud or to the extent actually awarded to a Governmental Authority or other third party or (ii) lost profits or consequential damages, in any case.

(s)	“Parties” and “Party” have the meanings set forth in the introductory paragraph hereof.

(t)	“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

(u)	“Purchase Price” has the meaning set forth in Section 2.01(b).

(v)	“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

2

(w)	“Seller Default” has the meaning set forth in Section 8.01(c).

(x)	“Seller” has the meaning set forth in the introductory paragraph hereof.

(y)	“Shares” has the meaning set forth in Section 2.01(a).

(z)	“Third-Party Claim” has the meaning set forth in Section 9.04(a).

(aa)	“Transaction Documents” means this Agreement and any other document, certificate or agreement to be delivered hereunder or in connection with the Transactions.

(bb)	“Transactions” has the meaning set forth in the recitals hereto.

Section 1.02 Interpretation. Unless the express context otherwise requires (i) the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa; (iii) the terms “Dollars” and “$” mean United States Dollars; (iv) references herein to a specific Section, Subsection, Recital or Exhibit shall refer, respectively, to Sections, Subsections, Recitals or Exhibits of this Agreement; (v) wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”; (vi) references herein to any gender shall include each other gender; (vii) references herein to any Person shall include such Person’s heirs, executors, personal Representatives, administrators, successors and assigns; provided, however, that nothing contained in this Section 1.02 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement; (viii) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity; (ix) references herein to any contract or agreement (including this Agreement) mean such contract or agreement as amended, supplemented or modified from time to time in accordance with the terms thereof; (x) with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”; (xi) references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time; and (xii) references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.

Article II. THE TRANSACTIONS

Section 2.01 The Purchase.

(a)	On the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Seller shall sell, assign, transfer and deliver to Buyer, free and clear of all Liens, 278 shares of stock of HeartCore held by the Seller (the “Shares”).

(b)	In exchange for the sale, assignment, transfer and delivery of the Shares to Buyer, Buyer shall pay to the Seller a total purchase price of Fifty Million Forty Thousand Japanese Yen (¥50,040,000) (the “Purchase Price”).

(c)	At the Closing, the Purchase Price shall be paid in cash in Japanese Yen to the Seller pursuant to wire instructions provided to Buyer at least three Business Days prior to the Closing Date.

3

Section 2.02 Closing. The closing of the Transactions (the “Closing”) shall occur on the earlier of (i) the third Business Day following the satisfaction, or waiver by the Party or Parties for whose benefit the condition(s) exist, of the conditions to Closing as set forth in Article VI and Article VII, or (ii) December 20, 2022, but subject to the satisfaction, or waiver by the Party or Parties for whose benefit the condition(s) exist, of the conditions to closing as set forth in Article VI and Article VII as of such date, other than the conditions to Closing as set forth in Section 6.04 (which, if the Closing is occurring on December 20, 2022 pursuant to this clause (ii), shall be deemed to have been satisfied); or on such other date as the Parties shall agree (such date, the “Closing Date”).

Section 2.03 Closing Deliverables.

(a)	At the Closing, the Seller shall deliver to the Buyer:

	(i)	a certificate of a duly authorized officer of the Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer, certifying that the matters set forth in Section 6.01 are true and correct;

	(ii)	a written request for registration of the Transactions with the shareholders registry (kabunushi meibo meigi kakikae seikyu sho) of HeartCore, duly executed by Seller; and

	(iii)	such other documents as Buyer may reasonably request for the purpose of evidencing the accuracy of any of Seller’s representations and warranties; evidencing the performance by Seller of, or the compliance by the Seller with, any covenant or obligation required to be performed or complied with by the Seller; or otherwise facilitating the consummation or performance of any of the Transactions.

(b)	At the Closing, Buyer:

	(i)	Shall deliver to the Seller a certificate of a duly authorized officer of the Buyer, dated as of the Closing Date, in form and substance satisfactory to the Seller certifying that the matters set forth in Section 7.01 are true and correct;

	(ii)	Shall pay the Purchase Price to the Seller via wire transfer to an account as designated by the Seller; and

	(iii)	Shall deliver such other documents as the Seller may reasonably request for the purpose of evidencing the accuracy of any of Buyer’s representations and warranties; evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; or otherwise facilitating the consummation or performance of any of the Transactions.

Section 2.04 Additional Closing Events. At and following the Closing, Buyer and the Seller shall execute, acknowledge, and deliver (or shall ensure to be executed, acknowledged, and delivered), any and all certificates, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the Parties hereto and their respective legal counsel in order to effectuate or evidence Transactions.

4

Article III. REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to Buyer, as follows.

Section 3.01 Existence and Power. Seller is an investment limited partnership (toushi jigyou yugen sekinin kumiai) in good standing under the Laws of Japan and has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions contemplated hereby.

Section 3.02 Due Authorization. The execution, delivery and performance of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, violate any provision of its organizational documents. Seller has taken all actions required by its organizational documents, if applicable, or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated.

Section 3.03 Valid Obligation. This Agreement and all agreements and other documents executed by Seller in connection herewith constitute the valid and binding obligations of Seller, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 3.04 Title to Shares. Seller is the record and beneficial owner and holder of the Shares, free and clear of all Liens and none of such Shares is subject to pre-emptive or similar rights, either pursuant to any requirement of Law or any contract, and no Person has any pre-emptive rights or similar rights to purchase or receive any such Shares.

Section 3.05 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement by Seller will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Seller is a party or to which any of its assets, properties or operations are subject.

Section 3.06 Brokers. Seller has not retained any broker or finder in connection with any of the Transactions, and Seller has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions as a result of the agreements of Seller.

Article IV. REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Seller, as follows:

Section 4.01 Corporate Existence and Power. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has the corporate power and is duly authorized under all applicable Laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of its organizational documents. Buyer has taken all action required by Law, its organizational documents, or otherwise to authorize the execution and delivery of this Agreement, and Buyer has full power, authority, and legal right and has taken all action required by Law its organizational documents or otherwise to consummate the transactions herein contemplated.

5

Section 4.02 Due Authorization. The execution, delivery and performance of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Buyer’s organizational documents. Buyer has taken all actions required by Law, its organizational documents or otherwise to authorize the execution, delivery and performance of this Agreement and to consummate the transactions herein contemplated.

Section 4.03 Valid Obligation. This Agreement and all agreements and other documents executed by Buyer in connection herewith constitute the valid and binding obligations of Buyer, enforceable in accordance with its or their terms, except as may be limited by bankruptcy, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought.

Section 4.04 No Conflict With Other Instruments. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Buyer is a party or to which any of its assets, properties or operations are subject.

Section 4.05 Brokers. Buyer has not retained any broker or finder in connection with any of the Transactions, and Seller has not incurred or agreed to pay, or taken any other action that would entitle any Person to receive, any brokerage fee, finder’s fee or other similar fee or commission with respect to any of the Transactions as a result of the agreements of Buyer.

Article V. COVENANTS AND ADDITIONAL AGREEMENTS

Section 5.01 Public Announcements. Except as required by applicable Law, prior to the Closing the Parties shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or Transactions.

Section 5.02 Notices of Certain Events. In addition to any other notice required to be given by the terms of this Agreement, each of the Parties shall promptly notify each of the other Party of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions; (ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the Transactions; and (iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting such Party that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant hereto or that relates to the consummation of the Transactions.

6

Section 5.03 Permitted Transfers. Notwithstanding any of the provisions herein to the contrary, Seller shall be entitled to transfer all or any part of the Shares to: (i) Dentsu Group Inc. or any of its Affiliates; (ii) Dentsu Ventures Global Fund I; or (iii) Dentsu Ventures Fund II (collectively, “Permitted Transferees”). In connection with such transfer, Seller may assign its rights hereunder to the Permitted Transferees and have the Permitted Transferees assume Seller’s obligations hereunder, thereby relieving the Seller of its obligations. Upon any such assignment, and as a condition thereof, the applicable Permitted Transferee(s) will enter into an agreement with Buyer in form and substance equivalent to this Agreement, with appropriate changes to the number of Shares and the Purchase Price in the event that such assignment is an assignment is in part, and this Agreement shall also be appropriately amended in such case to revise the number of Shares and Purchase Price hereunder. Subject to the foregoing, Buyer hereby consents to any such assignment to any of the Permitted Transferees.

 Article VI. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the Closing are subject to the satisfaction, or waiver by Buyer in its sole discretion, as of and on the Closing Date, of the following conditions:

Section 6.01 Accuracy of Representations and Performance of Covenants. Each of the representations and warranties made by the Seller shall be true and correct in all material respects, other than representations and warranties which are qualified by materiality and the representations and warranties as set forth in Section 3.04 which shall be true and correct in all respects, in each case as of the Closing Date as if made on such date, and the Seller shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

Section 6.02 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality that prohibits the consummation of Transactions, and Buyer shall have obtained the approval of any governmental authorities as required in order to consummate the Transactions.

Section 6.03 Absence of Litigation. There shall be no actions, suits, proceedings or governmental investigations or inquiries pending or, to any Party’s knowledge, threatened against Buyer, HeartCore and/or the Seller which would prevent the consummation of the Transactions.

Section 6.04 Initial Public Offering. The Buyer shall have filed a registration statement on Form S-1 pursuant to the Securities Act of 1933, as amended, for a firm commitment underwritten initial public offering of the Common Stock (the “IPO”), which registration statement shall have been declared effective; provided, however, that this Section 6.04 shall not apply to the Closing as set forth in clause (ii) of Section 2.02.

Article VII. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

The obligations of the Seller to consummate the Closing are subject to the satisfaction, or waiver by the Seller in its sole discretion, as of and on the Closing Date, of the following conditions:

Section 7.01 Accuracy of Representations and Performance of Covenants. Each of the representations and warranties made by Buyer shall be true and correct in all material respects as of the Closing Date as if made on such date and Buyer shall have performed or complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing.

7

Section 7.02 No Governmental Prohibition. No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of Transactions.

 Article VIII. TERMINATION

Section 8.01 Termination. This Agreement may be terminated at any time before the Closing Date as follows:

(a)	by mutual written consent of the Buyer and the Seller;

(b)	by either the Seller or Buyer if there shall be in effect a final non-appealable order, judgment, injunction or decree entered by or with any governmental authority restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(c)	by Buyer:

	(i)	If there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach the Seller (a “Seller Default”); or

	(ii)	if the Closing has not occurred by December 21, 2022, provided, however, that if the Closing has not occurred by such date due to an Buyer Default having occurred, Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.01(c)(ii);

(d)	by Seller:

	(i)	if there shall have been a breach in any material respect of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement and such breach has not been cured within ten (10) days after receipt of notice of such breach by Buyer (an “Buyer Default”); or

	(ii)	if the Closing has not occurred by December 21, 2022, provided, however, that if the Closing has not occurred by such date due to a Seller Default having occurred, the Seller shall not have the right to terminate this Agreement pursuant to this Section 8.01(d)(ii).

Section 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to this Article VIII, this Agreement (other than this Article VIII, Article IX and Article X) shall become void and of no further force or effect with no liability on the part of either Party; provided, however, that nothing shall relieve any Party from liability for actual damages to the other Party resulting from a breach of this Agreement by such Party prior to any such termination other than as specifically set forth herein.

8

Section 8.03 Default by Buyer. If Buyer fails to perform any of its obligations under this Agreement, the Seller shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages.

Section 8.04 Default by Seller. If the Seller fails to perform any of its obligations under this Agreement, Buyer shall be entitled to bring an action for specific performance, damages or a combination of specific performance and damages.

Article IX. SURVIVAL AND INDEMNIFICATION

Section 9.01 Survival.

(a)	Subject to the limitations and other provisions of this Agreement, the representations and warranties of the Parties contained herein shall survive the Closing and shall remain in full force and effect until the date that is one (1) year after the Closing Date. Notwithstanding the preceding sentence, any indemnification claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein. Any claim, for indemnification or otherwise, based upon or arising out of the breach or alleged breach of a representation or warranty must be brought before the expiration of the applicable survival period, or it will be deemed waived.

(b)	All covenants and agreements of the Parties contained herein shall survive the Closing for a period of one (1) year or for the period specified therein. Notwithstanding the preceding sentence, any claim commenced prior to any such expiration shall remain as a valid claim until finally resolved in accordance with the provisions herein.

(c)	Any claim arising out of or in connection with this Agreement must be brought, if at all, within one (1) year after the Closing Date, or within such shorter period as may be specified with respect to a particular claim, or it will be deemed waived and released.

Section 9.02 Indemnification by Seller. Subject to the provisions of this Article IX, if the Closing occurs, the Seller hereby covenants and agrees with Buyer that the Seller shall indemnify Buyer, and hold Buyer harmless from, against and in respect of any and all Losses incurred by Buyer resulting from any misrepresentation, breach of any representation or warranty of the Seller in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by the Seller made in this Agreement (including without limitation any certificate or instrument delivered in connection herewith).

Section 9.03 Indemnification by Buyer. Subject to the provisions of this Article IX, if the Closing occurs, Buyer hereby covenants and agrees with the Seller that Buyer shall indemnify the Seller and hold Seller harmless from, against and in respect of any and all Losses incurred by the Seller resulting from any misrepresentation, breach of any representation or warranty in this Agreement or the non-fulfillment in any material respect of any agreement, covenant or obligation by Buyer made in this Agreement (including without limitation any certificate or instrument delivered in connection herewith).

9

Section 9.04 Indemnification Procedures. The Party making a claim under this Article IX is referred to as the “Indemnified Party” and the Party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.”

(a)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing(a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 9.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(b)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 9.04(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 9.04(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

10

(c)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 9.05 Payments. Subject to the terms and conditions herein, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article IX or otherwise pursuant to this Agreement, the Indemnifying Party shall satisfy its indemnification obligations within fifteen (15) Business Days of such agreement or adjudication.

Section 9.06 Exclusive Remedy. In the event that the Closing occurs, the indemnification provisions contained in this Article IX shall be the sole and exclusive remedy of the Parties with respect to the Transactions for any and all breaches or alleged breaches of any representations, warranties, covenants or agreements of the Parties hereto or any other provision of this Agreement or arising out of the Transactions, except (i) with respect to any equitable remedy to which such Party may be entitled to with respect to any claims or causes of action arising from the breach of any covenants or agreement of a Party that is to be performed subsequent to the Closing Date, or (ii) with respect to a Party, an actual and intentional fraud with respect to this Agreement and the Transactions. In furtherance of the foregoing, each Party hereto, for itself and on behalf of its Affiliates, hereby waives, from and after the Closing, to the fullest extent permitted under applicable Law and except as otherwise specified in this Article IX, any and all rights, claims and causes of action it may have against any other Party hereto relating to the subject matter of this Agreement or any other agreement, certificate or other document or instrument delivered pursuant to this Agreement, arising under or based upon any applicable Law.

11

Section 9.07 Limitation on Damages.

(a)	If the Closing occurs, the aggregate amount of all Losses for which either Party shall be liable pursuant to the provisions of this Article IX shall in no event exceed the aggregate amount of the Purchase Price.

(b)	Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(c)	In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the Transactions for special, general, indirect or consequential damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

Article X. MISCELLANEOUS

Section 10.01 Notices. Any notice or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered to it or sent by overnight courier or registered mail or certified mail, postage prepaid, or electronic mail with a follow up copy by overnight courier, addressed as follows:

If to Buyer:

HeartCore Enterprises, Inc.

Attn: Sumitaka Yamamoto

1-2-33, Higashigotanda, Shinagawa-ku

Tokyo, Japan

Email: kanno@heartcore.co.jp

with a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: jcacomanolis@anthonypllc.com

If to the Seller:

Dentsu Digital Investment Limited Partnership

Attn: Masaru Yokoyama

1-8-1 Higashi-Shimbashi, Minato-ku, Tokyo

Email: masaru.yokoyama@dentsu.co.jp

or such other addresses as shall be furnished in writing by any Party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (i) upon receipt, if personally delivered or sent by electronic mail, (ii) on the day after dispatch, if sent by overnight courier, and (iii) three (3) days after mailing, if sent by registered or certified mail.

12

Section 10.02 Governing Law; Arbitration. This Agreement shall be governed by, enforced, and construed under and in accordance with the Laws of Japan. All disputes, controversies or differences arising out of or in connection with this Agreement shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of The Japan Commercial Arbitration Association. The place of the arbitration shall be Tokyo, Japan.

Section 10.03 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.03.

Section 10.04 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.05 Attorneys’ Fees. In the event that any Party institutes any arbitration to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing Party shall be reimbursed by the losing Party for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

Section 10.06 Public Announcements and Filings. Other than as set forth in Section 5.01, unless required by applicable Law or regulatory authority, none of the Parties will issue any report, statement or press release to the general public, trade or trade press, or to any third party (other than its advisors and representatives in connection with Transactions) or file any document, relating to this Agreement and Transactions, except as may be mutually agreed by Buyer and the Seller. Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by Law or regulatory authorities, shall be delivered to each Party prior to the release thereof.

Section 10.07 Third-Party Beneficiaries. This Agreement is strictly between the Parties and, except as specifically provided, no director, officer, stockholder (other than the Seller), employee, agent, independent contractor or any other Person shall be deemed to be a third-Party beneficiary of this Agreement.

Section 10.08 Expenses. Other than as specifically set forth herein, whether or not the Transactions are consummated, each Party will bear its own respective expenses, including without limitation the fees and expenses of its legal, accounting and financial advisors, incurred in connection with the Transactions.

13

Section 10.09 Entire Agreement. This Agreement and the other Transaction Documents represent the entire agreement between the Parties relating to the subject matter thereof and supersede all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible.

Section 10.10 Amendment or Waiver. Other than as specifically set forth herein, every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. This Agreement may by amended only by a writing signed by all Parties hereto.

Section 10.11 Commercially Reasonable Efforts. Subject to the terms and conditions herein provided, each Party shall use its commercially reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that Transactions shall be consummated as soon as practicable. Each Party also agrees that it shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective this Agreement and the Transactions.

Section 10.12 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Other than as provided for in Section 5.03, no Party may assign its rights or obligations hereunder without the prior written consent of the other Parties. Other than as provided for in Section 5.03, no assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 10.13 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Pages Follow]

14

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

HeartCore Enterprises, Inc.

By:	/s/ Sumitaka Yamamoto
Name:	Sumitaka Yamamoto
Title:	Chief Executive Officer

Dentsu Digital Investment Limited Partnership

By:	/s/ Jichiro Kubota
Name:	Jichiro Kubota
Title:	President & CEO

15